Exhibit 99.2

PokerProTM Gains Quick Adoption in Casinos in Florida and Oklahoma

Wednesday November 30, 10:00 am ET

Players Love How the PokerPro Table Speeds Up Play, Eliminates Mistakes

CHARLOTTE, N.C., Nov. 30 /PRNewswire-FirstCall/ — Riding the huge wave of poker popularity, PokerTek, Inc. (Nasdaq: PTEK—News) has installed its PokerProTM tables at four additional casinos in the months of October and November.

After installing tables at its Hollywood, Fla., Seminole Hard Rock Hotel and Casino earlier this year, the Seminole Tribe installed PokerPro tables at a second facility, the Seminole Hard Rock Hotel and Casino in Tampa, Fla.

In addition to the four PokerPro tables at its Winstar Casino, the Chickasaw Tribe of Oklahoma installed PokerPro tables at two additional casinos and has ordered tables for its fourth casino. With this installation, scheduled for early December, PokerTek will have a total installed base of 21 PokerPro tables.

According to Charlie Lombardo, senior vice president of gaming operations for the Seminole Tribe of Florida, “PokerPro will increase the profitability of our poker rooms, so we are thrilled to be installing PokerPro tables in another one of our six poker rooms. We believe PokerPro has a future in all poker rooms. Once players try it, many prefer it to manual poker tables. It’s also a great way to introduce new players to the game.”

PokerPro provides casinos the opportunity to enter the poker business with minimum start-up costs and the opportunity to achieve increased profitability by reducing the labor intensive nature of the poker room and by speeding up play. PokerPro can also be added to existing poker rooms, giving players an option between manual tables and the faster-paced, mistake-free PokerPro tables.

PokerPro, a completely new way of playing poker, utilizes electronic cards and chips, thus combining the interactive benefits of traditional poker with the advantages of computer and graphics technology. It is gaining rapid acceptance among players because it speeds up play and delivers more hands per hour; it eliminates player and dealer mistakes (because there is no dealer); and it is less intimidating for new players. There’s one other monetary benefit to the player — no dealer tipping!

“Poker players can only make money when they are in the hand, and because of the lightning fast speed of the PokerPro table, they can be in a hand more often,” said Lyle Berman, chairman of the board for PokerTek.

Berman added, “Players cannot bet or fold out of turn or bet an incorrect amount on the PokerPro table, thereby eliminating the disagreements that can slow the pace of the game.”

The growth of poker over the past two years has been nothing short of phenomenal. The World Series of Poker, the World Poker Tour (WPT) and other organizations have exploded the appetite for poker in the United States and abroad. The American Gaming Association reports that nearly one in five American adults played poker during the last 12 months, a more than 50 percent increase from the previous year. Consumer spending on poker has reached new levels as well. According to the American Gaming Association, in Nevada and New Jersey (the only states that track poker revenue), Americans spent $151.7 million on organized poker in 2004, a staggering 45 percent increase over 2003 figures.

PokerTek, which installed the first PokerPro tables last May, completed an IPO of its common stock on October 15. With estimates by Casino City Press of approximately 6,660 poker tables worldwide, PokerTek officials believe that there are substantial growth opportunities for the company as more and more players experience the benefits of PokerPro.

PokerTek, Inc. (Nasdaq: PTEK—News), headquartered in Charlotte, N.C., was formed to develop and market the PokerProTM system, an electronic poker table that provides a fully-automated poker room environment to tribal casinos, commercial casinos and card clubs. The PokerProTM system is designed to increase casino revenue by increasing hands per hour, while helping to reduce the labor costs within poker rooms. The PokerProTM system is also designed to increase players’ gaming experience by increasing the pace of play, eliminating dealer and player mistakes, and eliminating the need for dealer tipping.

For additional information about PokerTek and PokerPro, visit http://www.pokertek.com.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements herein include, but are not limited to, the expected adoption of the PokerPro tables by casinos, the expected acceptance of the PokerPro system by players, the expected increase in profitability of poker rooms that install PokerPro tables and the expected growth opportunities of the Company. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from those set forth herein. These risks include that casinos may not adopt and install the PokerPro tables at the rate currently expected by management, players may not recognize the benefits offered by the PokerPro tables and may not prefer the electronic tables over manual tables, and casinos may not realize increased profits as a result of the installation of PokerPro tables. There are additional risks related to the Company’s products and its business identified in the Company’s final prospectus filed with the Securities Exchange Commission on October 14, 2005. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. In addition, the Company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.